Filed Pursuant to Rule 424(b)(7)
Registration No. 333-193610

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 12, 2014.

Preliminary Prospectus Supplement

To prospectus dated January 28, 2014

14,729,045 Shares

Rexnord Corporation

Common Stock

The selling stockholders identified in this prospectus supplement are offering 14,729,045 shares of Rexnord Corporation common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders. We have agreed to pay all expenses of the selling stockholders relating to this offering, other than underwriting discounts and commissions. The selling stockholders will pay underwriting discounts and commissions in respect of the sale of these shares.

Our common stock is listed on the New York Stock Exchange under the symbol “RXN.” On November 11, 2014, the last reported sale price of the common stock was $27.88 per share.

The underwriter has agreed to purchase shares of common stock from the selling stockholders at a price of $             per share, which will result in $         million of aggregate proceeds to the selling stockholders. The underwriter may offer the common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Investing in our common stock involves risks. See “Risk Factors” on page S-6 to read about certain risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares against payment in New York, New York on or about                     , 2014.

Credit Suisse

Prospectus Supplement dated                     , 2014.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock by the selling stockholders and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

Neither we nor any of the selling stockholders have authorized any other person to provide any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We and the selling stockholders are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, “Rexnord,” “we,” “us,” “our” and the “Company” mean Rexnord Corporation and its predecessors and consolidated subsidiaries, including RBS Global, Inc. (“RBS Global”) and Rexnord LLC, and “Rexnord Corporation” means Rexnord Corporation and its predecessors but not its subsidiaries.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”) (File No. 1-35475). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (414) 643-3000 or by mail at Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. Certain information about our company may also be obtained from our website at www.rexnord.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus supplement or the accompanying prospectus.

ii

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to this offering. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus supplement and the accompanying prospectus summarize provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the risk factors and cautionary statements included in the accompanying prospectus and elsewhere in this prospectus supplement, or otherwise previously disclosed in the documents incorporated herein by reference, that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference attributable to us apply only as of the date of such documents and are expressly qualified in their entirety by the cautionary statements included in such documents. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein, including the financial statements and related notes, before making an investment decision. Our fiscal year is the year ending March 31 of the corresponding calendar year. For example, our fiscal year 2014, or fiscal 2014, means the period from April 1, 2013 to March 31, 2014.

The Company

Rexnord is a growth-oriented, multi-platform industrial company with what it believes are leading market shares and highly trusted brands that serve a diverse array of global end markets. Our heritage of innovation and specification has allowed us to provide highly engineered, mission-critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. Our Process & Motion Control platform designs, manufactures, markets and services specified, highly engineered mechanical components used within complex systems where our customers’ reliability requirements and cost of failure or downtime is extremely high. The Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment. Our Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, and PEX piping used primarily in non-residential construction end markets and engineered valves and gates for the water and wastewater treatment market.

On July 21, 2006, affiliates of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), George M. Sherman and certain members of management acquired RBS Global through the merger of an Apollo affiliate with and into RBS Global (the “Merger”), and RBS Global became an indirect, wholly-owned subsidiary of Rexnord Corporation. Rexnord Corporation was incorporated in Delaware in 2006.

Selling Stockholders

The selling stockholders are investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P., an affiliate of Apollo Management, L.P., which we collectively refer to herein as the “Apollo Funds” (unless the context otherwise indicates) and which, prior to this offering, beneficially own 14,729,045 shares or approximately 14.5% of our common stock. Apollo Management, L.P. is an affiliate of Apollo Global Management, LLC, a leading global alternative asset investment manager with offices in New York, Los Angeles, London, Houston, Toronto, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of September 30, 2014, Apollo had assets under management of approximately $163.9 billion in its private equity, capital markets and real estate businesses.

Corporate Information

Our principal executive offices are located at 4701 West Greenfield Avenue, Milwaukee, WI 53214, and our telephone number is (414) 643-3000. The address of our website is www.rexnord.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in or connected to this internet address is included or incorporated by reference herein.

THE OFFERING

Issuer	Rexnord Corporation

Common stock offered by the selling stockholders	14,729,045 shares

Common stock to be outstanding after the offering	101,692,832 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Dividend policy	We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including our indebtedness. See “Description of Capital Stock—Dividend Policy” in the accompanying prospectus.

NYSE symbol	“RXN”

Risk factors	You should carefully consider all of the information set forth in this prospectus supplement and, in particular, the information under the heading “Risk Factors” beginning on page S-6, prior to purchasing the shares of common stock offered hereby.

Unless we specifically state otherwise, all information in this prospectus supplement assumes:

•	101,692,832 shares outstanding as of October 31, 2014; and

•	the exclusion of approximately 12.9 million shares issuable upon exercise or vesting of equity awards outstanding on September 30, 2014 or authorized for future grant.

SUMMARY FINANCIAL DATA

The following table sets forth our summary historical financial information. The historical statements of operations data for the six months ended September 30, 2014 and September 28, 2013 and the historical balance sheet data as of September 30, 2014 are derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements and related notes incorporated by reference into the accompanying prospectus. The historical statements of operations data for the fiscal years ended March 31, 2014, 2013 and 2012 and the historical balance sheet data as of March 31, 2014, 2013 and 2012 are derived from, and should be read in conjunction with, our audited consolidated financial statements and related notes incorporated by reference into the accompanying prospectus.

Results for the six months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any future period.

The information contained in this table should also be read in conjunction with “Risk Factors” and our financial statements and the related notes incorporated by reference into the accompanying prospectus.

	Six Months Ended		Year Ended March 31,
	September 30, 2014(1)	September 28, 2013	2014(2)	2013(3)	2012(4)
(in millions, except share and per share data)
Statements of Operations:
Net Sales	$1,047.7	$1,023.2	$2,082.0	$2,005.1	$1,944.2
Cost of Sales	672.1	649.5	1,318.4	1,273.7	1,254.1

Gross Profit	375.6	373.7	763.6	731.4	690.1
Selling, General and Administrative Expenses	208.4	212.0	424.5	406.2	387.1
Zurn PEX Loss Contingency(5)	—	—	—	10.1	—
Restructuring and Other Similar Costs	4.8	3.0	8.7	8.6	6.8
Amortization of Intangible Assets	27.2	25.1	50.8	51.1	50.9

Income from Operations	135.2	133.6	279.6	255.4	245.3
Non-Operating Expense
Interest Expense, net	(44.5)	(64.2)	(109.1)	(153.3)	(176.2)
Loss on the Extinguishment of Debt(6)	—	(133.2)	(133.2)	(24.0)	(10.7)
Loss on Divestiture(7)	—	—	—	—	(6.4)
Other Expense, net(8)	(3.6)	(6.1)	(15.1)	(2.9)	(7.1)

Income (Loss) from Continuing Operations Before Income Taxes	87.1	(69.9)	22.2	75.2	44.9
Provision (Benefit) for Income Taxes	38.0	(31.0)	(7.4)	20.3	9.4

Net Income (Loss) from Continuing Operations	49.1	(38.9)	29.6	54.9	35.3
Loss from Discontinued Operations, net of Tax	—	—	—	(4.8)	(5.6)

Net Income (Loss)	$49.1	$(38.9)	29.6	50.1	29.9
Non-controlling Interest Loss	(0.2)	(0.4)	(0.6)	—	—

Net Income (Loss) Attributable to Rexnord	$49.3	$(38.5)	$30.2	$50.1	$29.9

Net Income (Loss) per Share from Continuing Operations(9):
Basic	$0.48	$(0.40)	$0.30	$0.57	$0.53
Diluted	$0.47	$(0.40)	$0.29	$0.55	$0.50
Net Loss per Share from Discontinued Operations:
Basic	$—	$—	$—	$(0.05)	$(0.08)
Diluted	$—	$—	$—	$(0.05)	$(0.08)
Net Income (Loss) per Share attributable to Rexnord:
Basic	$0.49	$(0.40)	$0.31	$0.52	$0.45
Diluted	$0.47	$(0.40)	$0.30	$0.50	$0.42
Weighted-Average Number of Shares Outstanding (in thousands)
Basic	101,344	97,347	98,105	95,972	66,751
Effect of Dilutive Equity Awards	3,279	—	3,213	3,894	5,314

Diluted	104,623	97,347	101,318	99,866	72,065

Other Data:
Net Cash Provided by (Used for):
Operating Activities	$78.5	$9.1	$190.8	$144.5	$139.3
Investing Activities	(48.9)	(53.6)	(163.8)	(81.8)	(324.2)
Financing Activities	(3.4)	(273.0)	(210.3)	165.7	93.2
Depreciation and Amortization of Intangible Assets	56.9	53.9	108.5	112.4	114.0
Capital Expenditures	21.2	19.2	52.2	60.1	58.5
Balance Sheet Data:
Cash and Cash Equivalents	$361.3	$206.4	$339.0	$524.1	$298.0
Working Capital(10)	735.0	558.1	671.3	638.9	549.7
Total Assets	3,367.0	3,186.1	3,383.5	3,473.8	3,290.9
Total Debt(11)	1,964.1	1,985.4	1,972.0	2,131.6	2,423.7
Shareholders’ Equity (Deficit)	592.7	404.6	562.1	428.5	(80.8)

(1)	Consolidated financial data as of and for the six months ended September 30, 2014 reflects the acquisition of Green Turtle Technologies Ltd., Green Turtle Americas Ltd. and Filamat Composites Inc. subsequent to April 15, 2014. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and liabilities assumed on the date of acquisition.

(2)	Consolidated financial data as of and for the fiscal year ended March 31, 2014 reflects the acquisitions of Klamflex Pipe Couplings Ltd. subsequent to April 26, 2013, Micro Precision Gear Technology Limited subsequent to August 21, 2013, L.W. Gemmell subsequent to August 30, 2013 and Precision Gear Holdings, LLC subsequent to December 16, 2013. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and liabilities assumed on the respective dates of the acquisitions.

(3)	Consolidated financial data as of and for the year ended March 31, 2013 reflects the acquisition of Cline Acquisition Corporation subsequent to December 13, 2012 and excludes the assets associated with a divestiture of an engineered chain business located in Shanghai, China subsequent to December 18, 2012. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the date of the acquisitions and the assets divested on the date of that divestiture.

(4)	Consolidated financial data as of and for the year ended March 31, 2012 reflects the acquisition of Autogard Holdings Limited and affiliates subsequent to April 2, 2011 and VAG Holdings GmbH and affiliates subsequent to October 10, 2011 and excludes the assets associated with a divestiture of a German subsidiary on July 19, 2011. As a result, the comparability of the operating results for the period presented is affected by the revaluation of the assets acquired and the liabilities assumed on the date of the acquisitions and the assets divested on the date of that divestiture.

(5)	In the year ended March 31, 2013, the Company recognized a $10.1 million incremental charge related to a legal settlement reached in connection with litigation associated with alleged failure or anticipated failure of Zurn brass fittings.

(6)	See Note 11 Long-Term Debt to our audited consolidated financial statements incorporated by reference into the accompanying prospectus for further information regarding the Company’s loss on debt extinguishment.

(7)	On July 19, 2011, the Company sold substantially all of the net assets of a non-material business based in Germany. The Company recorded a pre-tax loss on divestiture of approximately $6.4 million during fiscal 2012.

(8)	Other expense, net includes the impact of foreign currency transactions, sale of property, plant and equipment, and other miscellaneous expenses. See “Management Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 and Annual Report on Form 10-K for the fiscal year ended March 31, 2014, which are incorporated by reference into the accompanying prospectus, for further information.

(9)	The Company’s initial public offering (“IPO”) closed on April 3, 2012. Therefore, the common stock issued in connection with the IPO is not included in the outstanding shares as of March 31, 2012 or any prior date.

(10)	Working capital represents total current assets less total current liabilities.

(11)	Total debt represents long-term debt plus the current portion of long-term debt.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into the accompanying prospectus. In addition to those listed below and elsewhere in this prospectus supplement, you should also consider the risks, uncertainties and assumptions discussed under the caption “Item 1A. Risk Factors” included in our Annual Report on Form 10-K for the year ended March 31, 2014, and any subsequent filings with the SEC, which are incorporated by reference into the accompanying prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

Risks Related to this Offering

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

All of the outstanding shares of our common stock prior to this offering are eligible for resale under Rule 144 or Rule 701 of the Securities Act or otherwise, subject in certain cases to volume limitations and applicable holding period requirements.

As of September 30, 2014, we had options for an aggregate of 12.9 million shares of our common stock either outstanding or authorized for future issuance pursuant to Roll-Over Options issued in connection with the Merger, under our former 2006 Stock Option Plan or under our 2012 Performance Incentive Plan; issuances of these shares are registered on Registration Statements on Form S-8. Accordingly, shares of our common stock registered under such registration statements will be available for sale in the open market upon exercise by the holders of such options, subject to vesting restrictions and Rule 144 limitations applicable to our affiliates.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities, including future sales by the selling stockholders, will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

The price and trading volume of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares of common stock. The market price for our common stock could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	future announcements concerning our business or our competitors’ business;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock or industry;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy or other business strategies;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental laws and regulation (or interpretation or enforcement thereof);

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival or departure of key personnel;

•	adverse resolution of new or pending litigation against us;

•	changes in our capital structure;

•	sales of common stock by us, any stockholders or members of our management team; and

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

We currently have no plans to pay regular dividends on our common stock, so you may not receive funds without selling your common stock.

We currently have no plans to pay regular dividends on our common stock. Any payment of future dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Our credit agreement also includes limitations on the ability of our subsidiaries to pay dividends to us. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment.

We are no longer a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) rules and we are in a phase-in period for compliance with additional governance requirements under NYSE rules.

During fiscal 2014, we ceased to be a “controlled company” under NYSE rules and, as a result, we are subject to additional governance requirements under NYSE rules, including the requirements to have a majority of independent directors on our board of directors; a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and an annual performance evaluation of the nominating and corporate governance and compensation committees.

The NYSE rules provide for phase-in periods for these requirements, but we must be fully compliant with the new requirements by February 5, 2015. During this transition period, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders in this offering.

MARKET PRICE FOR COMMON STOCK

Our common stock is traded on the NYSE under the symbol “RXN.” The following table sets forth for the indicated period the high and low sales prices per share for our common stock on the NYSE.

	High	Low
Fiscal 2013
First Quarter	$22.83	$18.92
Second Quarter	21.58	14.87
Third Quarter	21.90	16.38
Fourth Quarter	22.45	19.20
Fiscal 2014
First Quarter	$21.21	$15.88
Second Quarter	20.97	17.05
Third Quarter	26.95	19.73
Fourth Quarter	30.94	25.50
Fiscal 2015
First Quarter	$30.25	$25.08
Second Quarter	29.88	26.22
Third Quarter (through November 11, 2014)	29.95	24.89

As of October 31, 2014, there were 101,692,832 shares of our common stock outstanding held by 12 holders of record. We believe the number of beneficial owners of our common stock exceeds 500.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders (as defined below). This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

This discussion does not address U.S. federal estate tax or the Medicare contribution tax on certain net investment income. A non-U.S. holder should consult with their own tax advisors regarding the possible application of these taxes.

For the purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

It is assumed for purposes of this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of its particular circumstances or that may be applicable to non-U.S. holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), non-U.S. holders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, former citizens or former long-term residents of the United States, and non-U.S. holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our common stock should consult their own tax advisors.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of our common stock. Non-U.S. holders of our common stock should consult with their own tax advisors regarding the tax consequences to them (including the application and effect of other U.S. federal tax laws and any state, local, non-U.S. income and other tax laws) of the ownership and disposition of our common stock.

Dividends

Although we do not anticipate that we will pay any distributions on our common stock, if distributions are paid to non-U.S. holders, such distributions, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) unless the dividends are effectively connected with a non-U.S. holder’s conduct of trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), as described below. To obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide the applicable withholding agent with a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E certifying the non-U.S. holder’s entitlement to benefits under that treaty. In certain cases, additional requirements may need to be satisfied to avoid the imposition of U.S. withholding tax. See “—FATCA” below for further details.

Because it will generally not be known, at the time a non-U.S. holder receives any distribution, whether the distribution will be paid out of our current or accumulated earnings and profits, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that a non-U.S. holder receives on our common stock. If it is later determined that a distribution was not a dividend in whole or in part, a non-U.S. holder may be entitled to claim a refund of the U.S. federal income tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the Internal Revenue Service (the “IRS”).

If the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, withholding will not apply, so long as the appropriate certifications are made by such non-U.S. holder. See “—Effectively Connected Income” below for additional information on the U.S. federal income tax considerations applicable with respect to such effectively connected dividends.

Gain on Disposition of Our Common Stock

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the conduct, by such non-U.S. holder, of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), in which case the gain will be subject to tax in the manner described below under “—Effectively Connected Income”;

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by certain U.S.-source capital losses) will be subject to 30% (or a lower applicable treaty rate) tax; or

•	we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the non-U.S. holder’s holding period in our common stock; provided, that so long as our common stock is regularly traded on an established securities market, generally a non-U.S. holder would be subject to taxation with respect to a taxable disposition of our common stock only if at any time during that five-year or shorter period it owned more than 5% directly or by attribution, of our common stock.

We believe that we currently are not, and do not anticipate becoming, a United States real property holding corporation. Because the determination of whether we are a United States real property holding corporation depends on the fair market value of our interests in real property located within the United States relative to the fair market value of our interests in real property located outside the United States and our other business assets, however, there can be no assurance that we will not become a United States real property holding corporation in the future. If we were treated as a United States real property holding corporation during the relevant period described in the third bullet point above, any taxable gains recognized by a non-U.S. holder that owns more than 5% of our common stock, directly or by attribution, on the sale or other taxable disposition of our common stock would be subject to tax as if the gain were effectively connected with the conduct of the non-U.S. holder’s trade or business in the United States except the branch profits tax would not apply. See “—Effectively Connected Income.” In addition, if we are a United States real property holding corporation and common stock ceases to be traded on an established securities market, the transferee of our common stock will generally be required to withhold in an amount equal to 10% of the amount realized by the non-U.S. holder on the sale or other taxable disposition of our common stock. The rules regarding U.S. real property interests are complex, and non-U.S. holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively Connected Income

If a dividend received on our common stock, or gain from a sale or other taxable disposition of our common stock, is treated as effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such non-U.S. holder will generally be exempt from withholding tax on any such dividend and any gain realized on such a disposition, provided such non-U.S. holder complies with certain certification requirements (generally on IRS Form W-8ECI). Instead, such non-U.S. holder will generally be subject to U.S. federal income tax on a net income basis on any such gains or dividends in the same manner as if such non-U.S. holder were a U.S. person (as defined in the Code) unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to its U.S. permanent establishment), subject to adjustments.

Information Reporting and Backup Withholding

Generally, applicable withholding agents must report to our non-U.S. holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

Backup withholding, however, generally will not apply to distributions to a non-U.S. holder, provided the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person (as defined in the Code) that is not an exempt recipient.

Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the non-U.S. holder to the IRS.

FATCA

Pursuant to legislation commonly known as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or pay a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The new FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Final Treasury regulations and IRS guidance defer this withholding obligation until January 1, 2017 for gross proceeds from dispositions of U.S. common stock.

Non-U.S. holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

SELLING STOCKHOLDERS

The following table sets forth (i) the selling stockholders, (ii) the number of shares of common stock that each of the selling stockholders beneficially owned as of October 31, 2014 and the number of shares proposed to be sold in this offering by each of the selling stockholders, and (iii) the number of shares of our common stock that will be beneficially owned by each of the selling stockholders following this offering.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Class	Number of Shares Being Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Class
Apollo Funds(1)	14,729,045	14.5%	14,729,045	—	—%
Rexnord Acquisition Holdings I, LLC(1)	7,672,993	7.6%	7,672,993	—	—%
Rexnord Acquisition Holdings II, LLC(1)	7,056,052	6.9%	7,056,052	—	—%

(1)	Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Rexnord Acquisition Holdings I, LLC (“Rexnord I”). Apollo Management VI, L.P. (“Management VI”) is the manager of Rexnord I and Rexnord Acquisition Holdings II, LLC (“Rexnord II” and, together with Rexnord I, the “Apollo Holders”), and of AIF VI. AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, and Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Holdings GP”) is the general partner of Management Holdings. Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Principal Holdings I, L.P. (“Principal I”) is the sole member and manager of ACM VI. Apollo Principal Holdings I GP, LLC (“Principal I GP”) is the general partner of Principal I. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Holdings GP and Principal I GP, and as such may be deemed to have voting and dispositive control over the shares of our common stock held by the Apollo Holders. The address of each of Rexnord I, Rexnord II, AIF VI, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and of Messrs. Black, Harris and Rowan, is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

UNDERWRITING

The Company, the selling stockholders and Credit Suisse Securities (USA) LLC have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase all of the 14,729,045 shares of common stock offered by the selling stockholders at a price of $         per share, which will result in $         million of aggregate proceeds to the selling stockholders.

The underwriter is committed to take and pay for all of the shares being offered by the selling stockholders, if any are taken.

The underwriter may offer the common stock from time to time for sale in one or more transactions on NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the common stock offered hereby, the underwriter may be deemed to have received compensation in the form of an underwriting discount. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter or purchasers of shares for whom they may act as agents or to whom they may sell as principal.

The Company estimates that the total expenses of the offering, excluding underwriting discounts and commissions which are payable by the selling stockholders, will be approximately $0.1 million.

The Company has agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of the underwriter.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter may close out any short position by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

The Company and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. The underwriter and/or certain of its affiliates may have an indirect ownership interest in us through various private equity funds, including funds of Apollo and/or its affiliates. The underwriter or certain of its affiliates are lenders under our credit agreement.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriter have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus supplement and the accompanying prospectus will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain other legal matters will be passed upon for us and the selling stockholders by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York will act as counsel for the underwriter.

EXPERTS

The consolidated financial statements of Rexnord Corporation appearing in Rexnord Corporation’s Annual Report (Form 10-K) for the year ended March 31, 2014, including the schedule appearing therein, and the effectiveness of Rexnord Corporation’s internal control over financial reporting as of March 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common Stock

Preferred Stock

Warrants

Rights

Units

Rexnord Corporation

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offerings. In addition, selling stockholders may offer and sell shares of our common stock from time to time in such amounts, at such prices and on such terms as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholders.

This prospectus describes the general manner in which our securities may be offered using this prospectus. Specific terms of the securities, including the offering prices, will be provided in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We and any selling stockholders may offer these securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “RXN.”

Investing in our securities involves risk. You should read the section entitled “Risk Factors” in any applicable prospectus supplement, as well as in our most recent Annual Report on Form 10-K and our other reports or documents filed with the Securities and Exchange Commission that are incorporated herein by reference, for discussions of certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 28, 2014.

Neither we nor any of the selling stockholders have authorized any other person to provide you with any information other than that contained or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell, nor is it soliciting an offer to buy, the securities offered hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or in any documents incorporated by reference herein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have proprietary rights to a number of trademarks used in or incorporated by reference into this prospectus that are important to our business, including, without limitation, Falk®, Rexnord®, Rex®, Prager™, Renew®, FlatTop™, Steelflex®, Thomas®, Omega®, Viva®, Wrapflex®, Lifelign®, True Torque®, Addax®, Shafer®, PSI®, Cartriseal®, Autogard®, Zurn®, Wilkins®, Aquaflush®, AquaSense®, AquaVantage®, Zurn One®, Zurn One Systems®, EcoVantage®, HydroVantage™, AquaSpec®, VAG®, GA®, Rodney Hunt® and Fontaine®. Any other trademarks appearing or incorporated by reference in this prospectus are the property of their holders.

i

ABOUT THIS PROSPECTUS

Unless otherwise noted, “Rexnord,” “we,” “us,” “our” and the “Company” mean Rexnord Corporation and its predecessors and consolidated subsidiaries, including RBS Global, Inc. (“RBS Global”) and Rexnord LLC, and “Rexnord Corporation” means Rexnord Corporation and its predecessors but not its subsidiaries. As used in this prospectus, “fiscal year” refers to our fiscal year ending March 31 of the corresponding calendar year (for example, “fiscal year 2014” or “fiscal 2014” means the period from April 1, 2013 to March 31, 2014).

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under this process, we may, from time to time, sell the securities, or combinations of the securities, described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer and the shares of our common stock that we or any selling stockholders named in a prospectus supplement may offer.

Each time we or selling stockholders offer securities, we, to the extent required, will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. The prospectus supplement and/or other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering material together with additional information described under the heading “Where You Can Find Additional Information.”

THE COMPANY

Rexnord is a growth-oriented, multi-platform industrial company with what it believes are leading market shares and highly trusted brands that serve a diverse array of global end markets. Our heritage of innovation and specification have allowed us to provide highly engineered, mission-critical solutions to customers for decades and affords us the privilege of having long-term, valued relationships with market leaders. Our Process & Motion Control platform designs, manufactures, markets and services specified, highly engineered mechanical components used within complex systems where our customers’ reliability requirements and cost of failure or downtime is extremely high. The Process & Motion Control product portfolio includes gears, couplings, industrial bearings, aerospace bearings and seals, FlatTop™ chain, engineered chain and conveying equipment. Our Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. The Water Management product portfolio includes professional grade specification drainage products, flush valves and faucet products, backflow prevention pressure release valves, and PEX piping used primarily in non-residential construction end markets and engineered valves and gates for the water and wastewater treatment market.

Our principal executive offices are located at 4701 West Greenfield Avenue, Milwaukee, WI 53214, and our telephone number is (414) 643-3739. Rexnord Corporation was incorporated in Delaware in 2006. The address of our internet site is www.rexnord.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated by reference herein.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors set forth in any applicable prospectus supplement, as well as the other information contained in this prospectus or incorporated by reference into this prospectus. In addition to those discussed elsewhere in this prospectus, you should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K, and any subsequent filings with the SEC, which are incorporated by reference into this prospectus. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. When used in this prospectus and the documents incorporated herein by reference, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

We disclose, or will disclose, important factors that could cause actual results to differ materially from our expectations under “Risk Factors” in any applicable prospectus supplement and under “Risk Factors” in our most recent Annual Report on Form 10-K, or in our subsequent filings with the SEC, and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could materially affect our results include:

•	the impact of our substantial indebtedness;

•	the effect of local, national and international economic, credit and capital market conditions on the economy in general, and on our customers and the industries in which we operate in particular;

•	our access to available and reasonable financing on a timely basis and the availability of financing for our customers;

•	our competitive environment;

•	the loss of any significant customer;

•	general economic and business conditions, market factors and our dependence on customers in cyclical industries;

•	the seasonality of our sales;

•	increases in cost of our raw materials and our possible inability to increase product prices to offset such increases;

•	viability of key suppliers;

•	dependence on independent distributors;

•	the costs related to strategic acquisitions or divestitures or the integration of recent and future acquisitions into our business;

•	certain rights of our principal stockholders and anti-takeover provisions in our charter documents;

•	changes in technology and manufacturing techniques;

•	loss of key personnel;

•	the costs of environmental compliance and/or the imposition of liabilities under environmental, health and safety laws and regulations;

•	the costs of asbestos claims;

•	impact of weather on the demand for our products;

•	risks associated with international operations, which have increased in size due to our recent acquisitions;

•	inability to make necessary capital expenditures;

•	reliance on intellectual property;

•	potential product liability claims;

•	work stoppages by unionized employees;

•	changes in pension funding requirements and costs of maintaining healthcare insurance and benefits;

•	potential impairment of goodwill;

•	a declining construction market;

•	solvency of insurance carriers; and

•	changes in governmental laws and regulations, or the interpretation or enforcement thereof, including for environmental matters.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you or that could cause our actual results to differ materially from the results referred to in any forward-looking statement. All forward-looking statements in this prospectus attributable to us apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. All forward-looking statements included in documents incorporated by reference into this prospectus apply only as of the date of such documents. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

We intend to use the net proceeds that we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. These general corporate purposes may include, among other things, additions to our working capital, capital expenditures, research and development, repayment of debt, repurchases of stock, or the financing of possible acquisitions and investments.

We will not receive any proceeds from the resale of shares of common stock by any selling stockholders under any prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be designated by the board of directors. As of January 27, 2014, there were 98,015,137 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All of our existing common stock is validly issued, fully paid and nonassessable.

The discussion below describes the most important terms of our capital stock, certificate of incorporation, bylaws and certain agreements among us and certain of our stockholders. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description refer to our certificate of incorporation and bylaws and to those agreements, which are exhibits to our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock would be able to, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares would not be able to elect any directors.

Dividend Rights. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources, subject to the terms of any outstanding preferred stock. Our senior secured credit facilities and any other debt instruments may impose restrictions on our ability to declare dividends with respect to our common stock.

Liquidation Rights. Upon liquidation or dissolution of Rexnord Corporation, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including any preferential rights afforded to then-outstanding preferred stock.

Registration Rights. In connection with the acquisition in 2006 of the Company by the investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P. (collectively, the “Apollo Funds”) and others, the Company entered into two separate stockholders’ agreements—one with affiliates of the Apollo Funds and certain other of our stockholders, and the other with affiliates of the Apollo Funds, George M. Sherman and two entities then-controlled by Mr. Sherman (collectively, the “Stockholders’ Agreements”). Under the terms of the Stockholders’ Agreements, we have agreed, under certain circumstances, to register shares of our common stock owned by affiliates of the Apollo Funds. In connection with any such registration, Mr. Sherman is entitled to exercise piggyback registration rights.

Other Matters. The holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Dividend Policy

We currently intend to retain all future earnings, if any, for use in the operation of our business and to fund future growth. In addition, the agreement governing our senior secured credit facilities limits our ability to pay dividends or other distributions on our common stock. The decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements.

Preferred Stock

Our board of directors, without further stockholder approval, may issue, from time to time, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences and the number of shares constituting any series or designations of such series. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us and might affect the market price of our common stock.

The preceeding summary of certain provisions of the preferred stock does not purport to be complete and is subject to the designation of any series of preferred stock by our board of directors, which would be described in a prospectus summary relating to that preferred stock. The summary is qualified in its entirety by reference to the provisions of the designation of any series of preferred stock filed with the SEC in connection with any offering of such preferred stock.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

We are governed by the DGCL. Our certificate of incorporation, bylaws and the Nominating Agreement, dated April 3, 2012, between us and Apollo Management VI, L.P., contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our current management.

“Blank Check” Preferred Stock. Our certificate of incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive.

Classified Board. Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires.

Removal of Directors; Vacancies. Our certificate of incorporation and bylaws provide that a director may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by a majority of our board of directors. Until the Apollo Funds no longer beneficially own at least 50.1% of our outstanding common stock, certain vacancies caused by an increase in the size of the board of directors requested by the Apollo Funds must be filled by the directors nominated by the Apollo Funds then in office. In addition, until the Apollo Funds no longer own at least 33 1/3% of our outstanding common stock, the removal of a director nominated by the Apollo Funds must be filled by the directors nominated by the Apollo Funds then in office.

No Cumulative Voting. Our certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. Our bylaws do not permit stockholder action without a meeting by consent if less than 50.1% of our outstanding common stock is beneficially owned by the Apollo Funds. The bylaws also provide that if less than 50.1% of our outstanding common stock is beneficially owned by the Apollo Funds, special meetings of our stockholders may be called only by our board of directors or the chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. These provisions generally do not apply to nominations of directors by the Apollo Funds.

Board of Directors. If the Apollo Funds or their affiliates continue to beneficially own at least 50.1% of our common stock, the Apollo Funds will have the right to require the board of directors to be expanded and the directors nominated by the Apollo Funds then in office will have the right to nominate directors to fill these vacant seats.

Apollo Approval Rights. Until such time as the Apollo Funds no longer beneficially own at least 33 1/3% of the total number of shares of our common stock outstanding at any time, the approval of a majority of a quorum of the members of our board of directors, which must include the approval of the majority of the directors nominated by the Apollo Funds voting on the matter, will be required for a consolidation or merger with or into any other entity, or a transfer (by lease, assignment, sale or otherwise) of all or substantially all of our assets to another entity and other business combinations and to approve certain other matters.

Delaware Takeover Statute. Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

Limitation of Officer and Director Liability and Indemnification Arrangements. Our certificate of incorporation limits the liability of our officers and directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This certificate of incorporation provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate and bylaws also generally provide that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

•	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

•	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

We currently maintain liability insurance for our directors and officers. In addition, certain of our directors are also insured under Apollo’s professional liability insurance policies and may be indemnified under Apollo’s bylaws or other constitutive documents.

Our certificate of incorporation and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change in control of Rexnord Corporation.

As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

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we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director or officer of, or our legal representative in, another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

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we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

We have entered into indemnification agreements with our directors and certain officers. The indemnification agreements provide generally that we must promptly advance directors and certain officers all reasonable costs of defending against certain litigation upon request, and must indemnify such director or officer against liabilities incurred in connection with such litigation to the extent that such director or officer is successful on the merits of the proceeding, or, if unsuccessful, to the extent that such director or officer acted in good faith. However, no indemnification will be made under the indemnification agreement if the director or officer is found to not have acted in good faith. The advance is subject to repayment under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Corporate Opportunity

Our certificate of incorporation provides that we expressly renounce any interest or expectancy in any business opportunity, transaction or other matter in which the Apollo Group, as defined therein, participates or desires or seeks to participate in, even if the opportunity is one that we would reasonably be deemed to have pursued if given the opportunity to do so. The renouncement does not apply to any business opportunities that are presented to an Apollo Group member solely in such person’s capacity as a member of our board of directors and with respect to which no other member of the Apollo Group independently receives notice or otherwise identifies such business opportunity prior to us becoming aware of it, or if the business opportunity is initially identified by the Apollo Group solely through the disclosure of information by or on behalf of us.

Forum Selection

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of ours to us or to our stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, or any action asserting a claim governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in our capital stock will be deemed to have notice of and consent to this forum selection provision.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NYSE under the symbol “RXN.”

DESCRIPTION OF WARRANTS

We may issue, alone or together with other securities, warrants for the purchase of other securities. The warrants will be issued under a warrant agreement to be entered into between us and a warrant agent to be selected at the time of the issue. Each series of warrants would be issued under a separate warrant agreement. The warrant agreement may include or incorporate by reference standard warrant provisions. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

If warrants are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the warrants, including, among other things, the following:

•	the offering price, if any;

•	the number or amount of, and the class of, securities purchasable upon exercise of one warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	any applicable material United States federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the warrants;

•	the terms of exercise of the warrants; and

•	any other terms, and procedures for exercise, of the warrants.

DESCRIPTION OF RIGHTS

We may issue other rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement.

If rights are offered, the related prospectus supplement and/or other offering material will describe the designation and terms of the rights, including, among other things, the following:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the number or amount of, and the class of, securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable material United States federal income tax considerations.

The preceding summary of certain provisions of the rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the rights agreement that will be filed with the SEC in connection with the offering of such rights.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of certain other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things, the following:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any applicable material United States federal income tax considerations; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the securities, and any selling stockholders may sell their shares, in any one or more of the following methods:

•	to or through underwriters or broker-dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	underwriters or broker-dealers may agree with us or any selling stockholders to sell a specified number of such securities at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Any selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed, varying or privately negotiated prices.

In connection with these sales, we or any selling stockholders may enter into hedging transactions with underwriters, broker-dealers or other financial institutions that in turn may:

•	engage in short sales of shares of the common stock in the course of hedging their positions;

•	sell shares of the common stock short and deliver shares of the common stock to close out short positions;

•	loan or pledge shares of the common stock to underwriters, broker-dealers or other financial institutions that in turn may sell shares of the common stock;

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enter into option or other transactions with underwriters, broker-dealers or other financial institutions that require the delivery to the underwriter, broker-dealer or other financial institution of shares of the common stock, which the underwriter, broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a underwriter or broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

With respect to a particular offering of securities held by us or any selling stockholders, to the extent required, an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling stockholders, if applicable;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from us or any selling stockholder.

Broker-dealers engaged by us or any selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from us or any selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. We, and if applicable any selling stockholders, do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The securities covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless the sale has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

LEGAL MATTERS

Unless otherwise indicated in any applicable prospectus supplement, certain legal matters will be passed upon for us by Quarles & Brady LLP, Milwaukee, Wisconsin. If any legal matters in connection with offerings made in connection with this prospectus are passed upon by other counsel for underwriters, dealers, or agents, such counsel will be named in the prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Rexnord Corporation appearing in Rexnord Corporation’s Annual Report (Form 10-K) for the fiscal year ended March 31, 2013, including the schedule appearing therein, and the effectiveness of Rexnord Corporation’s internal control over financial reporting as of March 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC (File No. 1-35475). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings will also be available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may request copies of the filing, at no cost, by telephone at (414) 643-3739 or by mail at Rexnord Corporation, 4701 West Greenfield Avenue, Milwaukee, Wisconsin 53214. Certain information about our company may also be obtained from our website at www.rexnord.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents.

We and the selling stockholders have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom such offer is not permitted under applicable law.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the SEC:

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Our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (including portions of the Definitive Proxy Statement for our fiscal 2014 Annual Meeting of Stockholders, dated June 7, 2013, solely to the extent incorporated by reference therein).

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 29, 2013, September 28, 2013, and December 28, 2013.

•	Our Current Reports on Form 8-K, dated April 24, 2013, June 17, 2013, June 20, 2013, August 1, 2013, August 20, 2013, September 4, 2013, December 16, 2013, and January 16, 2014.

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The description of our common stock set forth in our Registration Statement on Form 8-A dated March 26, 2012, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference into this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

Rexnord Corporation

4701 West Greenfield Avenue

Milwaukee, Wisconsin 53214

Attention: Corporate Secretary

Telephone: (414) 643-3739

You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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Rexnord Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Credit Suisse